Exhibit 10.2

Outside Director Awards

Restricted Stock Unit Award Terms

under the

ACE Limited 2004 Long-Term Incentive Plan

The Participant has been granted a Restricted Stock Unit Award by ACE Limited (the “Company”) under the ACE Limited 2004 Long-Term Incentive Plan (the “Plan”). The Restricted Stock Unit Award shall be subject to the following Restricted Stock Unit Award Terms:

1. Terms of Award. Subject to the following Restricted Stock Unit Award Terms, the Participant has been granted the right to receive shares of Stock of the Company (“Units”) as of the Delivery Date. Each “Unit” represents the right to receive one share of Stock. The number of Units awarded to the Participant on the Grant Date is the number reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records. The following words and phrases used in these Restricted Stock Unit Award Terms shall have the meanings set forth in this paragraph 1:

(a) The “Participant” is the individual recipient of the Restricted Stock Unit Award on the Grant Date.

(b) The “Grant Date” is [Insert the date].

(c) The “Delivery Date” is the six month anniversary date of the Director’s termination from the Board, or such later date(s) as the Director may elect pursuant to administrative procedures established under the Plan.

(d) Other words and phrases used in these Restricted Stock Unit Award Terms are defined in paragraph 9 or elsewhere in these Restricted Stock Unit Award Terms.

2. Restricted Period. Subject to the limitations of these Restricted Stock Unit Award Terms, the "Restricted Period" for the Units shall begin on the date of the annual shareholders’ meeting held in [year] and end on the date of the annual shareholders’ meeting held in the immediately following year.*

Notwithstanding the foregoing, the Restricted Period shall end earlier to the extent set forth below:

(a) The Restricted Period shall end upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death.

(b) The Restricted Period shall end upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Long-Term Disability.

(c) The Restricted Period shall end upon a Change in Control, provided that such Change in Control occurs on or before the Date of Termination.

3. Forfeiture or Delivery of Shares. Except as otherwise determined by the Committee in its sole discretion, if the Date of Termination occurs prior to the last day of the

*	With respect to restricted stock unit awards granted under the ACE Limited 2004 Long-Term Incentive Plan on July 14, 2008 and on August 15, 2008 to each member of the Board of Directors who was not an employee of ACE Limited or one of its subsidiaries on the applicable grant date, the last day of the “Restricted Period” (as defined by the terms of the applicable Restricted Stock Unit Award) was changed to December 31, 2008.

Restricted Period, the Participant shall forfeit the Units as of the Date of Termination. If the Date of Termination has not occurred prior to the last day of the Restricted Period, the Units shall be delivered to the Participant on the Delivery Date in the form of Stock free of all restrictions. For the avoidance of doubt, if the Date of Termination is the last day of the Restricted Period, the Units shall be delivered in accordance with the immediately preceding sentence.

4. Withholding. All deliveries and distributions under these Restricted Stock Unit Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

5. Transferability. Except as otherwise provided by the Committee, the Units may not be sold, assigned, transferred, pledged or otherwise encumbered.

6. Dividends. The Participant shall receive additional Units (and not cash) equal to the dividends and distributions paid on shares of Stock to the same extent as if each Unit was a Share of Stock, and those shares were not subject to the restrictions imposed by this Agreement and the Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the Units.

7. Voting. The Participant shall not be a shareholder of record with respect to the Units and shall have no voting rights with respect to the Units during the Restricted Period.

8. Participant’s Rights to Shares. Prior to the delivery of shares of Stock which are to be delivered pursuant to this Agreement, (a) the Participant shall not be treated as owner of the shares, shall not have any rights as a shareholder as to those shares, and shall have only a contractual right to receive them, unsecured by any assets of the Company or its subsidiaries; and (b) the Participant’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Plan.

9. Definitions. For purposes of these Restricted Stock Unit Award Terms, words and phrases shall be defined as follows:

(a) Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.

(b) Date of Termination. The “Date of Termination” means the date the Director resigns or otherwise ceases to perform services as a Director for the Company or a Related Company for any reason.

(c) Director. The term “Director” means a member of the Board who is not an employee of the Company or a Related Company.

(d) Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Committee determines, using standards comparable to those used in any long-term disability plan of the Company, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.

(e) Record-Keeping System. The term “Record-Keeping System” means the record-keeping system developed and maintained by third parties contracted by the Company to keep records and facilitate Participant interfaces with respect to the Plan and awards granted thereunder.

10. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Restricted Stock Unit Award Terms.

11. Heirs and Successors. These Restricted Stock Unit Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Participant under these Restricted Stock Unit Award Terms have not been delivered at the time of the Participant's death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Restricted Stock Unit Award Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Restricted Stock Unit Award Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

12. Administration. The authority to manage and control the operation and administration of these Restricted Stock Unit Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Restricted Stock Unit Award Terms as it has with respect to the Plan. Any interpretation of these Restricted Stock Unit Award Terms by the Committee and any decision made by it with respect to these Restricted Stock Unit Award Terms are final and binding on all persons.

13. Plan and Corporate Records Govern. Notwithstanding anything in these Restricted Stock Unit Award Terms to the contrary, these Restricted Stock Unit Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Restricted Stock Unit Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Restricted Stock Unit Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.

14. Not An Employment Contract. The Restricted Stock Unit Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

15. Notices. Any written notices provided for in these Restricted Stock Unit Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.

16. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Unit Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

17. Amendment. The Restricted Stock Unit Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

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